EXHIBIT 10.25

September 4, 2019

Sarah Rasmusen

Dear Sarah,

We are pleased to confirm the details of your salary adjustment effective Aug 31, 2019. Your title will remain Chief Customer Officer and you will continue to report to me. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

The following outlines the changes to your compensation package:

•	Annual base salary of $425,000 paid in bi-weekly payments.

•

Continued participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with your annual target incentive opportunity increasing to 75% of your base salary as of your effective date.  Bonus is based on fiscal earnings and is payable by April 15, 2020. Should Lands’ End fiscal results warrant a bonus payment, your incentive payment would be pro-rated based on eligible earnings under each AIP target.

•

Participation will continue in the Lands’ End Long-term Incentive program (“LTI”).  For FY2019, your target incentive opportunity under the LTI will remain at 75% of your base salary, as granted on March 25, 2019.  For future LTI Plans, your target incentive opportunity will increase to 100% of your base salary.

Sarah, we all think highly of you and believe there will be opportunity to leverage your knowledge, experience, and leadership as we continue to grow as a trusted American lifestyle brand.

Sincerely,

/s/ Jerome Griffith	/s/ Sarah Rasmusen
Sarah Rasmusen
Jerome Griffith
CEO & President